UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  August 15, 2006

SITEL CORPORATION

Exact name of registrant as specified in its charter

Commission	IRS Employer
File Number	Identification No.
1-12577	47-0684333

MINNESOTA

(State or Other Jurisdiction of Incorporation or Organization)

7277 WORLD COMMUNICATIONS DRIVE OMAHA, NEBRASKA	68122
(Address of Principal Executive Offices)	(Zip Code)

(402) 963-6810

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Wells Fargo Foothill, Inc. (“WFF”) and Ableco Finance LLC (“Ableco”) each has executed and delivered along with SITEL Corporation (the “Company”) a Waiver, Consent and First Amendment to Credit Agreement (collectively, the “Waivers”), on August 15, 2006.

The Waivers waive specified past and anticipated defaults, which relate primarily to matters arising out of and related to the Company’s previously announced investigation of irregularities at a foreign subsidiary and technical errors in the filings of the Company’s US federal tax returns for fiscal years 2001-2003.  These defaults included, among other things:

•                  the delayed submission of audited financial statements for and related to the year ended December 31, 2005 and certain monthly unaudited financial statements, monthly compliance certificates, borrowing base certificates and projections;

•                  non-compliance with certain requirements under the March 2006 waivers granted by WFF and Ableco relating to intercompany loans to the Company’s Brazilian subsidiary to pay certain taxes, including the requirements to timely secure the loans with a lien on the subsidiary’s assets and to timely deliver evidence that the proceeds of the loans were used to pay all such taxes;

•                  exceeding the maximum leverage ratio of 2.75 to 1.0 for the 12 months ended September 30, 2005 based on the expected restatement of prior financial statements;

•                  delinquent payment of certain U.S. income taxes due to technical errors in certain tax return filings that many result if the Company does not receive favorable IRS rulings;

•                  inaccuracies in prior financial statements and related compliance certificates due to the pending restatement of such financial statements and the possible delinquent payment of certain U.S. income taxe;

Under the Waivers:

•                    the leaders consent to certian items, including, among other thing, (1) additional intercompany loans totalling up to $750,000 to the Brazilian subsidiary for working capital and pledged to WFF; (2) a UK subsidiary’s using proceeds of an advance under the WFF Credit Agreement to repay $3.95 million of intercompany debt to the Company; (3) the Brazilian subsidiary incurring additional secured indebtedness of up to 2 million Brazilian Reas; and (4) excluding the Brazilian subsidiary’s intercompnay loans and previously incurred secured indebtedness from the Investment, Indebtedness and Lien basket limitations; and

•                  the Credit Agreements were amended to, among other things, (1) increase the Minimum EBITDA requirement to $55 million (from $45 million) for the twelve month period ending September 30, 2006 and thereafter; and (2) postpone by one quarter the tightening of the Leverage Ratio, now requiring the ratio not to exceed 2.50 to 1 for the four fiscal quarters ending June 30, 2006, 2.25 to 1 for the four fiscal quarters ending September 30, 2006, and 2.00 to 1 for the four fiscal quarters ending thereafter.

The Waivers require the Company to deliver certain documents to the Agents by September 18, 2006 (or other date specified below), or such later date as is acceptable to the Agents, including among other things:

•                  audited financial statements for the year ended December 31, 2005 and related compliance certificate

•                  evidence of the rulings issued pursuant to the pending IRS ruling requests;

•                  unaudited financial statements for the quarters ending September 30, 2005, March 31, 2006 and June 30, 2006, and related compliance certificates;

•       by September 29, 2006, evidence that unpaid Brazilian municipal taxes and related interest and penalties have been fully paid and that certain intercompany loans to the Brazilian subsidiary have been secured by the subsidiary’s assets; and

•                  by December 31, 2006, evidence that any delinquent US income taxes have been fully paid.

The Company paid fees totaling $250,000 to the Agents in connection with the Waivers.

Item 2.03 Creation of a Direct Financial Obligation or as Obligation Under an Off-Balance Sheet Arrangement of a Registrant

The information provided in Item 1.01 if this Form 8-K is incorporated into this Item 20.3 by reference.

Item 9.01  Financial Statements and Exhibits

(d)  Exhibits:

10.1                                       Wells Fargo Foothill, Inc. Waiver, Consent and First Amendment to Credit Agreement

10.2                                       Ableco Finance LLC Waiver, Consent and First Amendment to Credit Agreement

SIGNATURE

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

SITEL Corporation
(Registrant)

Date: August 21, 2006	By	/s/	Jorge A. Celaya
Jorge A. Celaya
Chief Financial Officer